FEE WAIVER/EXPENSE DEFERRAL AGREEMENT

THIS FEE WAIVER/EXPENSE DEFERRAL AGREEMENT (the “Agreement”) dated as of March 13, 2026 by and between ARDIAN ACCESS SECONDARY INFRASTRUCTURE FUND LLC, a Delaware limited liability company (the “Fund”), AASIF HOLDCO LLC, a Delaware limited liability company (“Subsidiary I”), AASIF BLOCKER LLC, a Delaware limited liability company (“Subsidiary II,” and together with Subsidiary I, the “Fund Subsidiaries”), and ARDIAN US LLC, a Delaware limited liability company (“Ardian US”).

WHEREAS, Ardian US has been appointed the investment adviser to each of the Fund, Subsidiary I and Subsidiary II, pursuant to an Investment Management Agreement dated as of March 13, 2026 by and between the Fund, Subsidiary I, Subsidiary II and Ardian US (the “Investment Management Agreement”);

WHEREAS, the Fund and Ardian US desire to enter into the arrangements described herein relating to certain fees and expenses of the Fund; and

NOW, THEREFORE, the Fund, Subsidiary I, Subsidiary II and Ardian US hereby agree as follows:

1. Ardian US agrees, subject to Section 2 hereof, for the Term (as defined below) (a) to reduce the management fees payable to it under the Investment Management Agreement to 0.00% and (b) to pay any operating expenses of the Fund, Subsidiary I and Subsidiary II, to the extent necessary to limit the operating expenses of the Fund (whether borne directly or indirectly through and in proportion to the Fund’s direct or indirect interest in the Fund Subsidiaries), exclusive of (i) the management fee and incentive fee; (ii) distribution (12b-1) fees; (iii) acquired fund fees and expenses; (iv) expenses incurred directly or indirectly by the Fund as a result of expenses related to investing in, or incurred by, a portfolio fund or other permitted investment, including, without limitation, management fees, performance fees and/or incentive allocations and other fees and expenses; (v) transaction costs, including legal costs and brokerage and clearing costs and commissions, associated with the acquisition and disposition of any investments; (vi) interest payments on borrowed funds, if any; (vii) fees and expenses in connection with any credit facilities; (viii) taxes; (ix) dividends on securities sold short, if any; and (x) extraordinary expenses (as determined in the sole discretion of Ardian US) not incurred in the ordinary course of the Fund’s business (including, without limitation, litigation expenses), in each case, unless otherwise noted above, incurred by the Fund or any Fund Subsidiary (collectively, the “Excluded Expenses”) to the annual rate of 1.19% of the net assets attributable to each class of units issued by the Fund (“Units”) as of the end of each calendar month (the “Expense Cap”).

2. The Fund, Subsidiary I and Subsidiary II each agrees to pay to Ardian US the amount of any operating expenses of the Fund, Subsidiary I or Subsidiary II, respectively, that Ardian US paid pursuant to Section 1(b) hereof (collectively, “Deferred Fees and Expenses”), subject to the limitations provided in this Section 2. For the avoidance of doubt, the Deferred Fees and Expenses shall not include any management fees waived pursuant to Section 1(a) hereof. With respect to each class of Units, the Fund agrees to repay Ardian US the Deferred

Fees and Expenses. Such repayment shall be made monthly, but, with respect to each class of Units of the Fund, only if the operating expenses of such class of Units (whether borne directly or indirectly through and in proportion to the Fund’s direct or indirect interest in the Fund Subsidiaries) (exclusive of the Excluded Expenses), without regard to such repayment, are at an annual rate (as a percentage of the net assets attributable to such class of Units as of the end of each calendar month) that does not exceed the lesser of (i) the Expense Cap (exclusive of the Excluded Expenses) with respect to such class of Units, and (ii) any expense cap (exclusive of any excluded expenses) in effect with respect to such class of Units on the date of payment. Furthermore, the amount of Deferred Fees and Expenses paid by the Fund in any month, with respect to a class of Units of the Fund, Subsidiary I, and Subsidiary II in any month shall be limited so that the sum of (A) the amount of such payment and (B) the other operating expenses of the Fund with respect to such class of Units (whether borne directly or indirectly through and in proportion to the Fund’s direct or indirect interest in the Fund Subsidiaries) (exclusive of the Excluded Expenses) do not exceed the lesser of (I) the Expense Cap (exclusive of the Excluded Expenses) with respect to such class of Units, and (II) any expense cap (exclusive of any excluded expenses) in effect with respect to such class of Units on the date of payment.

Notwithstanding all of the foregoing, Deferred Fees and Expenses shall not be payable by the Fund, Subsidiary I and Subsidiary II with respect to amounts paid, waived, or reimbursed by Ardian US more than thirty-six (36) months after the date such amounts are paid, waived or reimbursed by Ardian US.

3. The term of this Agreement (the “Term”) shall be for a period of one year commencing on the date the Fund commences operations, provided, however, that each of the Fund’s, Subsidiary I’s and Subsidiary II’s obligation to repay Deferred Fees and Expenses, subject to the conditions described above, shall survive expiration or termination of this Agreement. For the avoidance of doubt, neither the expiration nor termination of this Agreement shall affect the obligation (including the amount of the obligation) of the Fund and the Fund Subsidiaries to repay amounts of Deferred Fees and Expenses with respect to periods prior to the date of such expiration or termination. Ardian US may not terminate the Agreement during the Term.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ARDIAN ACCESS SECONDARY

INFRASTRUCTURE FUND LLC

By:	/s/ Wilfred Small
Name: Wilfred Small
Title: President

AASIF BLOCKER LLC

By:	/s/ Wilfred Small
Name: Wilfred Small
Title: President

AASIF HOLDCO LLC

By:	/s/ Wilfred Small
Name: Wilfred Small
Title: President

ARDIAN US LLC

By:	/s/ Vladimir Colas
Name: Vladimir Colas
Title: Executive Vice President